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                     February 24, 2022

       Philip Strawbridge
       Chief Financial Officer
       Centrus Energy Corp.
       6901 Rockledge Drive, Suite 800
       Bethesda, MD 20817

                                                        Re: Centrus Energy
Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed March 22,
2021
                                                            Form 10-Q for the
Nine Months ended September 30, 2021
                                                            Filed November 12,
2021
                                                            File No. 001-14287

       Dear Mr. Strawbridge:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation